Exhibit 10.1

PIONEER DRILLING SERVICES, LTD. KEY EXECUTIVE SEVERANCE PLAN

WAIVER AND RELEASE

Pioneer Drilling Services, Ltd. has offered to pay me certain benefits (as described in Exhibit A, the “Benefits”) pursuant to the Pioneer Drilling Services, Ltd. Key Executive Severance Plan (the “Plan”). The Benefits are offered to me subject to my agreement, among other things, to waive any and all of my claims against and release Pioneer Drilling Services, Ltd. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”), and the Company’s and Affiliates’ directors and officers, employees and agents, counsel, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or any Affiliate; provided, however, that this Waiver and Release shall not apply to (i) any claim or cause of action to enforce or interpret any provision contained in the Plan or (ii) any claims for indemnification under any charter documents or bylaws of the Company or any Affiliate. I have read this Waiver and Release and the Plan (which, together, are referred to herein as the "Plan Materials") and the Plan is incorporated herein by reference. The provision of the Benefits is voluntary on the part of the Company and is not required by any legal obligation other than the Plan. I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Benefits, I must sign (and return to Human Resources Manager, Pioneer Energy Service Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209) this Waiver and Release by 5:00 p.m. on April 30, 2015. I acknowledge that I have been given at least 21 days to consider whether to sign and execute this Waiver and Release.

In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or any Affiliate and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or any Affiliate, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or any Affiliate and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. The claims subject to this Waiver and Release include, but are not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 ("ADEA"); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 ("ADA"); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code § 21.001 et seq.; the Texas Labor Code; claims in connection with workers' compensation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Plan Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Plan Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of seven calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer referred to above, provided that my written statement of revocation is received on or before that seventh day by Human Resources Manager, Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of the offer referred to above, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer referred to above within seven calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, I have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Joseph B. Eustace	W. Scott Keenan
Employee's Printed Name	Company Representative

/s/ Joseph B. Eustace	/s/ W. Scott Keenan 3/2/15
Employee's Signature	Company Execution Date

3/2/15	XXX-XX-XXXX
Employee's Signature Date	Employee's Social Security Number

EXHIBIT A

Description of Benefits

Cash Severance 24 months salary and AIP (@target)	$1,104,000
Accelerated LTI Awards vesting on or before 4/30/2016:
5/21/2013 Performance RSU @ Target	26,643
1/30/2014 Restricted Stock vesting Jan 2016	8,648
5/21/2013 Restricted Stock vesting Jan 2016	8,881
Stock options @ strike price $7.58, grant date 1/31/2013	8,140
Stock options @ strike price $8.44, grant date 1/30/2014	8,033
KESP Life and Health benefits to 4/30/2016